NEWS RELEASE
May 9, 2019 Contact: Peter D. Thompson, EVP and CFO
FOR IMMEDIATE RELEASE                                                                          (301) 429-4638
Washington, DC

URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

Washington, DC: - Urban One, Inc. (NASDAQ: UONEK and UONE) today reported its results for the quarter ended March 31, 2019.  Net revenue was approximately $98.4 million, a decrease of 1.2% from the same period in 2018. Broadcast and digital operating income1 was approximately $34.5 million, an increase of 6.1% from the same period in 2018. The Company reported operating income of approximately $16.1 million for the three months ended March 31, 2019, compared to approximately $7.3 million for the same period in 2018. Net loss was approximately $6.7 million or $0.15 per share (basic) compared to net loss of approximately $22.6 million or $0.48 per share (basic) for the same period in 2018. Adjusted EBITDA2 was approximately $29.0 million for the three months ended March 31, 2019, compared to approximately $28.5 million for the same period in 2018.

Alfred C. Liggins, III, Urban One's CEO and President stated, "While our Radio division finished the quarter a little softer than expected, the Q2 pacings show a strong rebound, with April up mid-teens and Q2 overall pacing up high single-digits. TV One advertising revenues performed nicely, with ratings remaining relatively stable, and subscriber churn was largely offset by contractual rate increases. Our digital segment was impacted by the timing of a tent-pole event, which caused some revenue to spill over into Q2, however the reorganization of expenses that occurred at the end of 2018 meant that the division delivered a much improved EBITDA performance. Our investment in MGM National Harbor continues to perform well, with first quarter net gaming revenues up by 5.6% year over year. We remain focused on deleveraging, and during the first quarter we reduced indebtedness by $21.8 million."

-MORE-

PAGE 2 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

RESULTS OF OPERATIONS

	Three Months Ended March 31,
	2019	2018
STATEMENT OF OPERATIONS	(unaudited)
	(in thousands, except share data)

NET REVENUE	$98,449	$99,621
OPERATING EXPENSES
Programming and technical, excluding stock-based compensation	30,930	32,147
Selling, general and administrative, excluding stock-based compensation	33,028	34,977
Corporate selling, general and administrative, excluding stock-based compensation	9,589	8,962
Stock-based compensation	511	1,376
Depreciation and amortization	8,274	8,288
Impairment of long-lived assets	-	6,556
Total operating expenses	82,332	92,306
Operating income	16,117	7,315
INTEREST INCOME	23	144
INTEREST EXPENSE	22,151	19,281
GAIN ON RETIREMENT OF DEBT	-	(239)
OTHER INCOME, net	(1,721)	(1,901)
Loss before provision for income taxes and noncontrolling interest in income of subsidiaries	(4,290)	(9,682)
PROVISION FOR INCOME TAXES	2,248	12,840
CONSOLIDATED NET LOSS	(6,538)	(22,522)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	125	33
CONSOLIDATED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(6,663)	$(22,555)

AMOUNTS ATTRIBUTABLE TO COMMON STOCKHOLDERS
CONSOLIDATED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(6,663)	$(22,555)

Weighted average shares outstanding - basic[3]	45,001,767	46,757,386
Weighted average shares outstanding - diluted[4]	45,001,767	46,757,386

-MORE-

PAGE 3 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

	Three Months Ended March 31,
	2019	2018
PER SHARE DATA - basic and diluted:	(unaudited)	(unaudited)
	(in thousands, except per share data)

Consolidated net loss attributable to common stockholders (basic)	$(0.15)	$(0.48)

Consolidated net loss attributable to common stockholders (diluted)	$(0.15)	$(0.48)

SELECTED OTHER DATA
Broadcast and digital operating income [1]	$34,491	$32,497
Broadcast and digital operating income margin (% of net revenue)	35.0%	32.6%

Broadcast and digital operating income reconciliation:

Consolidated net loss attributable to common stockholders	$(6,663)	$(22,555)
Add back non-broadcast and digital operating income items included in consolidated net loss:
Interest income	(23)	(144)
Interest expense	22,151	19,281
Provision for income taxes	2,248	12,840
Corporate selling, general and administrative expenses	9,589	8,962
Stock-based compensation	511	1,376
Gain on retirement of debt	-	(239)
Other income, net	(1,721)	(1,901)
Depreciation and amortization	8,274	8,288
Noncontrolling interest in income of subsidiaries	125	33
Impairment of long-lived assets	-	6,556
Broadcast and digital operating income	$34,491	$32,497

Adjusted EBITDA[2]	$29,037	$28,489

Adjusted EBITDA reconciliation:

Consolidated net loss attributable to common stockholders:	$(6,663)	$(22,555)
Interest income	(23)	(144)
Interest expense	22,151	19,281
Provision for income taxes	2,248	12,840
Depreciation and amortization	8,274	8,288
EBITDA	$25,987	$17,710
Stock-based compensation	511	1,376
Gain on retirement of debt	-	(239)
Other income, net	(1,721)	(1,901)
Noncontrolling interest in income of subsidiaries	125	33
Employment Agreement Award, incentive plan award expenses and other compensation	1,909	1,588
Contingent consideration from acquisition	77	1,530
Severance-related costs	420	198
Cost method investment income from MGM National Harbor	1,729	1,638
Impairment of long-lived assets	-	6,556
Adjusted EBITDA	$29,037	$28,489

-MORE-

PAGE 4 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

	March 31, 2019	December 31, 2018
	(unaudited)
	(in thousands)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents and restricted cash	$6,445	$15,890
Intangible assets, net	909,840	916,824
Total assets	1,265,217	1,237,409
Total debt (including current portion, net of original issue discount and issuance costs)	891,572	912,463
Total liabilities	1,077,319	1,048,477
Total stockholders' equity	177,497	178,700
Redeemable noncontrolling interest	10,401	10,232

	March 31, 2019	Applicable Interest Rate
	(in thousands)
SELECTED LEVERAGE DATA:
2017 Credit Facility, net of original issue discount and issuance costs of approximately $6.8 million (subject to variable rates) (a)	$316,677	6.50%
7.375% senior secured notes due April 2022, net of original issue discount and issuance costs of approximately $3.3 million (fixed rate)	346,896	7.375%
2018 Credit Facility, net of original issue discount and issuance costs of approximately $4.7 million (fixed rate)	176,976	12.875%
MGM National Harbor Loan, net of original issue discount and issuance costs of approximately $2.7 million (fixed rate)	48,023	11.00%
Asset-backed credit facility (subject to variable rates) (a)	3,000	6.00%

(a)	Subject to variable Libor or Prime plus a spread that is incorporated into the applicable interest rate set forth above.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management's current expectations and are based upon information available to Urban One at the time of this release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Urban One's control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause actual results to differ materially are described in Urban One's reports on Forms 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission (the "SEC"). Urban One does not undertake any duty to update any forward-looking statements.

-MORE-

PAGE 5 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

Net revenue consists of gross revenue, net of local and national agency and outside sales representative commissions. Agency and outside sales representative commissions are calculated based on a stated percentage applied to gross billing.

	Three Months Ended March 31,
	2019	2018	$ Change	% Change
	(Unaudited)
	(in thousands)
Net Revenue:
Radio Advertising	$42,439	$44,622	$(2,183)	-4.9%
Political Advertising	123	200	(77)	-38.5%
Digital Advertising	7,437	8,146	(709)	-8.7%
Cable Television Advertising	20,193	18,936	1,257	6.6%
Cable Television Affiliate Fees	27,475	27,250	225	0.8%
Event Revenues & Other	782	467	315	67.5%

Net Revenue (as reported)	$98,449	$99,621	$(1,172)	-1.2%

Net revenue decreased to approximately $98.4 million for the quarter ended March 31, 2019, from approximately $99.6 million for the same period in 2018. Net revenues from our radio broadcasting segment decreased 7.0% compared to the same period in 2018. We experienced net revenue declines most significantly in our Baltimore, Charlotte, Cincinnati, Detroit, Houston, Indianapolis, Philadelphia and Richmond markets, with our Atlanta and Washington DC markets experiencing growth for the quarter. We recognized approximately $47.8 million of revenue from our cable television segment during the three months ended March 31, 2019, compared to approximately $46.2 million for the same period in 2018, with an increase primarily in advertising sales. Net revenue from our Reach Media segment increased 7.0% for the quarter ended March 31, 2019, compared to the same period in 2018 due to better inventory utilization. Finally, net revenues for our digital segment decreased $709,000 for the three months ended March 31, 2019, compared to the same period in 2018, primarily due to a decrease in direct revenues and timing of events.

Operating expenses, excluding depreciation and amortization, stock-based compensation and impairment of long-lived assets, decreased to approximately $73.5 million for the quarter ended March 31, 2019, down 3.3% from the approximately $76.1 million incurred for the comparable quarter in 2018. The overall operating expense decrease was driven primarily by lower programming and technical expenses as well as lower selling, general and administrative expenses, which were partially offset by an increase in corporate selling, general and administrative expenses.

Depreciation and amortization expense decreased 0.2% for the quarter ended March 31, 2019, primarily due to the mix of assets approaching or near the end of their useful lives.

Interest expense increased to approximately $22.2 million for the quarter ended March 31, 2019, compared to approximately $19.3 million for the same period in 2018. During the quarter ended March 31, 2019, upon adoption of ASC 842, the Company recorded interest expense of approximately $1.3 million on its operating leases. The Company made cash interest payments of approximately $13.2 million on its outstanding debt for the quarter ended March 31, 2019, compared to cash interest payments of approximately $18.4 million on its outstanding debt for the quarter ended March 31, 2018. On December 20, 2018, the Company closed on a new $192.0 million unsecured credit facility (the "2018 Credit Facility") and a new $50.0 million loan secured by its interest in the MGM National Harbor Casino (the "MGM National Harbor Loan"). On January 17, 2019, the Company announced that it had given the required notice under the indenture governing its 2020 Notes to redeem for cash all the outstanding aggregate principal amount of its Notes to the extent outstanding on February 15, 2019 (the "Redemption Date"). The redemption price for the Notes was 100.0% of the principal amount of the Notes, plus accrued and unpaid interest to the Redemption Date. In addition, on February 15, 2019, upon redemption of the remaining 2020 Notes, the Comcast Note was paid in full and retired. As of March 31, 2019, the Company had approximately $3.0 million in borrowings outstanding on its ABL Facility.

-MORE-

PAGE 6 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

The gain on retirement of debt of $239,000 for the quarter ended March 31, 2018, was due to the redemption of approximately $11 million of our 2020 Notes at a discount.

The impairment of long-lived assets for the three months ended March 31, 2018, was related to a non-cash impairment charge of approximately $2.7 million recorded to reduce the carrying value of our Charlotte goodwill balance and a charge of approximately $3.8 million associated with our Detroit market radio broadcasting licenses.

During the three months ended March 31, 2019, the provision for income taxes decreased to approximately $2.2 million compared to a provision for income taxes of approximately $12.8 million for the three months ended March 31, 2018. The decrease in the provision for income taxes was primarily due to discrete tax provision adjustments to state net operating losses estimated at December 31, 2018, for which the Company expects to recognize in future periods. For the three months ended March 31, 2019, the income tax provision consisted of deferred tax expense of approximately $2.2 million. For the three months ended March 31, 2018, the income tax provision consisted of deferred tax expense of approximately $12.8 million and current provision benefit of $17,000. The tax provision resulted in an effective tax rate of (52.4)% and (132.6)% for the three months ended March 31, 2019 and 2018, respectively. The Company paid $91,000 and $748,000 in taxes for the quarters ended March 31, 2019 and 2018, respectively.

Other income, net, was approximately $1.7 million and $1.9 million for the quarters ended March 31, 2019 and 2018, respectively. For the three months ended March 31, 2019 and 2018, the Company recognized approximately $1.7 million and $1.6 million, respectively, of cost method investment income from its MGM investment.

The increase in noncontrolling interests in income of subsidiaries was due primarily to higher net income recognized by Reach Media during the three months ended March 31, 2019, compared to the same period in 2018.

Other pertinent financial information includes capital expenditures of $707,000 and $914,000 for the quarters ended March 31, 2019 and 2018, respectively.

During the three months ended March 31, 2019, the Company repurchased 22,380 shares of Class A common stock in the amount of $50,000 and repurchased 369,000 shares of Class D common stock in the amount of $755,000. During the three months ended March 31, 2018, the Company did not repurchase any Class A common stock and repurchased 1,000,455 shares of Class D common stock in the amount of approximately $1.9 million.

The Company, in connection with its 2009 stock plan, is authorized to purchase shares of Class D common stock to satisfy employee tax obligations in connection with the vesting of share grants under the plan. During the three months ended March 31, 2019, the Company executed a Stock Vest Tax Repurchase of 852,000 shares of Class D Common Stock in the amount of approximately $1.6 million. During the three months ended March 31, 2018, the Company executed a Stock Vest Tax Repurchase of 567,791 shares of Class D Common Stock in the amount of approximately $1.0 million.

Supplemental Financial Information:
For comparative purposes, the following more detailed, unaudited statements of operations for the three months ended March 31, 2019 and 2018 are included.

-MORE-

PAGE 7 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

	Three Months Ended March 31, 2019
	(in thousands, unaudited)

		Radio	Reach		Cable	Corporate/
	Consolidated	Broadcasting	Media	Digital	Television	Eliminations

STATEMENT OF OPERATIONS:

NET REVENUE	$98,449	$36,749	$6,973	$7,437	$47,823	$(533)
OPERATING EXPENSES:
Programming and technical	30,930	9,696	4,064	2,897	14,749	(476)
Selling, general and administrative	33,028	17,096	1,539	4,631	9,813	(51)
Corporate selling, general and administrative	9,589	-	735	1	1,408	7,445
Stock-based compensation	511	95	14	16	6	380
Depreciation and amortization	8,274	869	59	461	6,575	310
Total operating expenses	82,332	27,756	6,411	8,006	32,551	7,608
Operating income (loss)	16,117	8,993	562	(569)	15,272	(8,141)
INTEREST INCOME	23	-	-	-	-	23
INTEREST EXPENSE	22,151	1,194	77	71	2,117	18,692
OTHER INCOME, net	(1,721)	2	-	-	-	(1,723)
(Loss) income before provision for (benefit from) income taxes and noncontrolling interest in income of subsidiaries	(4,290)	7,797	485	(640)	13,155	(25,087)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	2,248	1,993	113	2	3,298	(3,158)
CONSOLIDATED NET (LOSS) INCOME	(6,538)	5,804	372	(642)	9,857	(21,929)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	125	-	-	-	-	125
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(6,663)	$5,804	$372	$(642)	$9,857	$(22,054)

Adjusted EBITDA[2]	$29,037	$10,124	$653	$170	$21,868	$(3,778)

-MORE-

PAGE 8 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

	Three Months Ended March 31, 2018
	(in thousands, unaudited)

		Radio	Reach		Cable	Corporate/
	Consolidated	Broadcasting	Media	Digital	Television	Eliminations

STATEMENT OF OPERATIONS:

NET REVENUE	$99,621	$39,513	$6,520	$8,146	$46,186	$(744)
OPERATING EXPENSES:
Programming and technical	32,147	9,643	4,286	3,479	14,811	(72)
Selling, general and administrative	34,977	17,420	1,440	6,906	9,883	(672)
Corporate selling, general and administrative	8,962	-	757	1	1,969	6,235
Stock-based compensation	1,376	178	18	59	3	1,118
Depreciation and amortization	8,288	870	63	476	6,557	322
Impairment of long-lived assets	6,556	6,556	-	-	-	-
Total operating expenses	92,306	34,667	6,564	10,921	33,223	6,931
Operating income (loss)	7,315	4,846	(44)	(2,775)	12,963	(7,675)
INTEREST INCOME	144	-	-	-	-	144
INTEREST EXPENSE	19,281	338	-	-	1,919	17,024
GAIN ON RETIREMENT OF DEBT	(239)	-	-	-	-	(239)
OTHER INCOME, net	(1,901)	(219)	-	-	-	(1,682)
(Loss) income before provision for (benefit from) income taxes and noncontrolling interest in income of subsidiaries	(9,682)	4,727	(44)	(2,775)	11,044	(22,634)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	12,840	1,116	50	(509)	2,705	9,478
CONSOLIDATED NET (LOSS) INCOME	(22,522)	3,611	(94)	(2,266)	8,339	(32,112)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	33	-	-	-	-	33
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(22,555)	$3,611	$(94)	$(2,266)	$8,339	$(32,145)

Adjusted EBITDA[2]	$28,489	$12,605	$37	$(696)	$19,920	$(3,377)

-MORE-

PAGE 9 -- URBAN ONE, INC. REPORTS FIRST QUARTER RESULTS

Urban One, Inc. will hold a conference call to discuss its results for the first fiscal quarter of 2019. The conference call is scheduled for Thursday, May 09, 2019 at 10:00 a.m. EDT. To participate on this call, U.S. callers may dial toll-free 1-800-230-1092; international callers may dial direct (+1) 612-288-0340.

A replay of the conference call will be available from 12:00 p.m. EDT May 09, 2019 until 11:59 a.m. EDT May 11, 2019. Callers may access the replay by calling 1-800-475-6701; international callers may dial direct (+1) 320-365-3844. The replay Access Code is 466683.

Access to live audio and a replay of the conference call will also be available on Urban One's corporate website at www.urban1.com. The replay will be made available on the website for seven days after the call.

Urban One, Inc. (urban1.com), together with its subsidiaries, is the largest diversified media company that primarily targets Black Americans and urban consumers in the United States. The Company owns TV One, LLC (tvone.tv), a television network serving more than 59 million households, offering a broad range of original programming, classic series and movies designed to entertain, inform and inspire a diverse audience of adult Black viewers. As one of the nation's largest radio broadcasting companies, Urban One currently owns and/or operates 60 broadcast stations (including all HD stations, translator stations and the low power television station we operate) branded under the tradename "Radio One" in 15 urban markets in the United States. Through its controlling interest in Reach Media, Inc. (blackamericaweb.com), the Company also operates syndicated programming including the Tom Joyner Morning Show, the Rickey Smiley Morning Show, the Russ Parr Morning Show and the DL Hughley Show.  In addition to its radio and television broadcast assets, Urban One owns iOne Digital (ionedigital.com), our wholly owned digital platform serving the African-American community through social content, news, information, and entertainment websites, including its Cassius, Bossip, HipHopWired and MadameNoire digital platforms and brands. We also have invested in a minority ownership interest in MGM National Harbor, a gaming resort located in Prince George's County, Maryland. Through our national multi-media operations, we provide advertisers with a unique and powerful delivery mechanism to the African-American and urban audiences.

Notes:

1 "Broadcast and digital operating income" consists of net (loss) income before depreciation and amortization, corporate selling, general and administrative expenses, stock-based compensation, income taxes, noncontrolling interest in income (loss) of subsidiaries, interest expense, impairment of long-lived assets, other (income) expense, loss (gain) on retirement of debt, gain on sale-leaseback and interest income. Broadcast and digital operating income is not a measure of financial performance under generally accepted accounting principles. Nevertheless, broadcast and digital operating income is a significant measure used by our management to evaluate the operating performance of our core operating segments because broadcast and digital operating income provides helpful information about our results of operations apart from expenses associated with our fixed assets and long-lived intangible assets, income taxes, investments, debt financings and retirements, overhead, stock-based compensation, impairment charges, and asset sales. Our measure of broadcast and digital operating income is similar to industry use of station operating income; however, it reflects our more diverse business and therefore is not completely analogous to "station operating income" or other similarly titled measures used by other companies. Broadcast and digital operating income does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. A reconciliation of net income (loss) to broadcast and digital operating income has been provided in this release.

2 "Adjusted EBITDA" consists of net loss plus (1) depreciation, amortization, income taxes, interest expense, noncontrolling interest in (loss) income of subsidiaries, impairment of long-lived assets, stock-based compensation, (gain) loss on retirement of debt, gain on sale-leaseback, Employment Agreement and incentive plan award expenses and other compensation, contingent consideration from acquisition, severance-related costs, cost investment income, less (2) other income and interest income. Net income before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as "EBITDA." Adjusted EBITDA and EBITDA are not measures of financial performance under generally accepted accounting principles. However, we believe Adjusted EBITDA is often a useful measure of a company's operating performance and is a significant measure used by our management to evaluate the operating performance of our business because Adjusted EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our acquisitions and debt financing, our taxes, impairment charges, and gain on retirements of debt. Accordingly, we believe that Adjusted EBITDA provides useful information about the operating performance of our business, apart from the expenses associated with our fixed assets and long-lived intangible assets or capital structure. EBITDA is frequently used as one of the measures for comparing businesses in the broadcasting industry, although our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including, but not limited to the fact that our definition includes the results of all four segments (radio broadcasting, Reach Media, digital and cable television).  Adjusted EBITDA and EBITDA do not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA has been provided in this release.

3 For the three months ended March 31, 2019 and 2018, Urban One had 45,001,767 and 46,757,386 shares of common stock outstanding on a weighted average basis (basic), respectively.

4 For the three months ended March 31, 2019 and 2018, Urban One had 45,001,767 and 46,757,386 shares of common stock outstanding on a weighted average basis (fully diluted for outstanding stock awards), respectively.